Community Capital Corporation
Community Capital Corporation
Rights Offering
Rights Offering
August 2009
August 2009
Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated August 14, 2009
Relating to Prospectus dated August 14, 2009
Registration Statement No. 333-160430

This presentation and other communications and statements made by us may contain "forward-
looking statements“ within the meaning of Section 27A of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private
Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions, including statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions.  Forward-looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts and typically use the words “may,” “plan,” “contemplate,”
“believe,” “intend”, “expect”, “project,” “estimate,” “is likely” and similar expressions.  These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control.  Any or all of our forward-looking statements here or in other publications may turn out to be wrong.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Many such factors will be important in determining our actual future results.  Consequently, no forward-looking statement can be guaranteed.  Our actual results may vary materially, and there are no guarantees about the performance of our stock.  For information concerning these factors and related matters, you should refer to our reports filed with the SEC.  In particular, you should read our most recent Form
10-K, as it may be updated in our subsequent Form 10-Q and Form 8-K reports.  In particular, you should refer to the sections of those reports entitled "Management's Discussion and Analysis of
Financial Condition and Results of Operations” and “Risk Factors." We do not undertake to correct or update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.
Forward-Looking Statement
Forward-Looking Statement

Offering Terms
Offering Terms
Issuer:
Issuer:
Community Capital Corporation
Community Capital Corporation
Offering:
Offering:
Non-Transferable Common Stock Subscription Rights
Non-Transferable Common Stock Subscription Rights
Shares Offered:
Shares Offered:
7,272,727
7,272,727
Stock Price:
Stock Price:
$3.40 (8/13/09)
$3.40 (8/13/09)
Offer Price:
Offer Price:
$2.75
$2.75
Market Capitalization:
Market Capitalization:
$15.4 million
$15.4 million
Exchange / Symbol:
Exchange / Symbol:
NASDAQ Global Market / CPBK
NASDAQ Global Market / CPBK
Use of Proceeds:
Use of Proceeds:
General corporate purposes
General corporate purposes
and capital for our subsidiary
and capital for our subsidiary
bank
bank
Community Capital Corporation, the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling 1-864-941-8200 or emailing llee@capitalbanksc.com.

Rights Offering Process
Rights Offering Process
Current shareholders will receive one subscription right for every share of common stock owned
Each subscription right provides shareholders the opportunity to purchase
1.603 shares of common stock at the subscription price
Fractional shares are rounded down to the nearest whole share
Expected timeline:
Solicit potential standby investors for the offering
Mail offering materials to current shareholders on August 17
Close transaction on September 21

st
th

Chartered in 1988
Chartered in 1988
Public offering in 1997
Public offering in 1997
Eighteen branches
Eighteen branches
strategically located in 13
strategically located in 13
cities in central and upstate
cities in central and upstate
South Carolina
South Carolina
Overview of Community Capital Corporation
Overview of Community Capital Corporation
Focus on small businesses and their owners in addition to
Focus on small businesses and their owners in addition to
traditional banking, trust and fiduciary services
traditional banking, trust and fiduciary services

Largest Independent South Carolina Banks
Largest Independent South Carolina Banks
Assets
Rank Company Headquarters Ticker ($000s)
1 SCBT Financial Corporation Columbia SCBT $2,839,584
2 Palmetto Bancshares, Inc. Laurens PLMT 1,402,877
3 Security Federal Bank Aiken 984,474
4 CNB Corporation Conway CNBW 895,238
5 First Palmetto Savings Bank, F.S.B. Camden 837,268
6 First National Bancshares, Inc. Spartanburg FNSC 834,190
7 Tidelands Bancshares, Inc. Mount Pleasant TDBK 801,418
8 Community Capital Corporation Greenwood CPBK 772,103
9 Beach First National Bancshares, Inc. Myrtle Beach BFNB 728,537
10 Southern First Bancshares, Inc. Greenville SFST 705,240
11 HCSB Financial Corporation Loris HCFB 693,141
12 Arthur Financial Corporation Union 659,764
13 First Community Corporation Lexington FCCO 653,878
14 First Reliance Bancshares, Inc. Florence FSRL 637,401
15 Peoples Bancorporation, Inc. Easley PBCE 563,098

Source: SNL Financial.
Data as of 3/31/09.
Includes all independent banks and thrifts headquartered in South Carolina.

Repositioned the Company in metro areas
Repositioned the Company in metro areas
Impacted by unprecedented economic downturn, especially in housing
Impacted by unprecedented economic downturn, especially in housing
Withdrew application to the Government’s TARP capital program
Withdrew application to the Government’s TARP capital program
Moved aggressively to recognize problem assets and charge-off credits
Moved aggressively to recognize problem assets and charge-off credits
Continued other capital saving initiatives, including:
Continued other capital saving initiatives, including:
Shrinking balance sheet and loan portfolio
Shrinking balance sheet and loan portfolio
Transitioning bond portfolio into lower risk alternatives
Transitioning bond portfolio into lower risk alternatives
Reducing staff by 15%
Reducing staff by 15%
Recent History
Recent History

Recent Developments: Q2
Recent Developments: Q2

Net
Net
loss
loss
of
of
($2.9)
($2.9)
million
million
as
as
a
a
result
result
of
of
an
an
increased
increased
provision
provision
expense
expense
and
and
expenses from non-recurring items
expenses from non-recurring items
Provision expense of $5.8 million
Provision expense of $5.8 million
Nonrecurring expense of $1.9 million
Nonrecurring expense of $1.9 million
Deposit growth of $51 million, up 10% since the first quarter
Deposit growth of $51 million, up 10% since the first quarter
Noninterest bearing deposits increased 18%
Noninterest bearing deposits increased 18%
Cash & liquidity positions have improved
Cash & liquidity positions have improved
Mortgage fee income totaled a record $493,000, up 53% from previous
Mortgage fee income totaled a record $493,000, up 53% from previous quarter
quarter
Wealth Management fees grew 17% quarter-over-quarter
Wealth Management fees grew 17% quarter-over-quarter
Accounts increased 7% since June 2008
Accounts increased 7% since June 2008

Recent Developments: Q2 (cont)
Recent Developments: Q2 (cont)
Suspended quarterly cash dividend
Suspended quarterly cash dividend
Eliminated Board and Committee retainer fees
Eliminated Board and Committee retainer fees
The Company remains well capitalized with 11.60% Total Risk-Based Capital
The Company remains well capitalized with 11.60% Total Risk-Based Capital and 8.11% Tier 1 Leverage
and 8.11% Tier 1 Leverage

Strengthens capital position
Strengthens capital position
Allows us to weather this downturn and positions us to take advantage of
Allows us to weather this downturn and positions us to take advantage of potential future opportunities
potential future opportunities
We believe an attractive valuation for investors that participate
We believe an attractive valuation for investors that participate
Allows shareholders to maintain a proportional ownership interest in the
Allows shareholders to maintain a proportional ownership interest in the
Company
Company
The public capital markets have not been open to small-cap banking
The public capital markets have not been open to small-cap banking companies
companies
Why Are We Conducting a Rights Offering?
Why Are We Conducting a Rights Offering?

Stress Test Results
Stress Test Results
Government Methodology (Base Case)
Government Methodology (Base Case)
Under the “Base Case”
Under the “Base Case”
scenario, there is no capital need
scenario, there is no capital need
Source: Government documents.
Loan data as of 12/31/07.
Regulatory capital ratios as of 3/31/09 and adjusted accordingly for after-tax equity impact and capital raise.
* This is not a forecast.

.
12/31/07 U.S. Treasury Gov't. Base
Loans Base Case Case Loss
Loan Portfolio ($000) Loss Rate ($000)
C&D $167,180 8.00% ($13,374)
CRE 162,049 5.00 (8,102)
Multifamily 27,663 3.50 (968)
Home Equity 45,341 6.00 (2,720)
First Mortgage 172,873 5.00 (8,644)
C&I 44,467 3.00 (1,334)
Other Consumer 9,464 4.00 (379)
Other Loans 16,740 2.00 (335)
Total $645,784 5.55% ($35,857)
Net Charge Offs Since 12/31/07 $6,218
Losses Remaining 4.59% ($29,639)
Equity Impact
Pre-tax, Pre-Provision Earnings Shield - 2.00 Years * $24,000
Reserves above 1.25% 4,140
Pre-Tax Net Gain / (Loss) ($1,499)
After-Tax Net Gain / (Loss) ($974)
Required Capital Ratios & Pro Forma Capital Ratios
Tangible Common Equity / Assets 7.24%
Leverage Capital Ratio 8.36
Tier 1 Capital Ratio 11.07
Total Capital Ratio 12.32
.
Capital Needed to Remain Well-Capitalized $0

Stress Test Results
Stress Test Results
Government Methodology (Severe Case)
Government Methodology (Severe Case)
Source: Government documents.
Loan data as of 12/31/07.
Regulatory capital ratios as of 3/31/09 and adjusted accordingly for after-tax equity impact and capital raise.
* This is not a forecast.

. .
12/31/07 U.S. Treasury Gov't. Severe
Loans Severe Case Case Loss
Loan Portfolio ($000) Loss Rate ($000)
C&D $167,180 18.00% ($30,092)
CRE 162,049 12.00 (19,446)
Multifamily 27,663 11.00 (3,043)
Home Equity 45,341 11.00 (4,988)
First Mortgage 172,873 8.50 (14,694)
C&I 44,467 8.00 (3,557)
Other Consumer 9,464 12.00 (1,136)
Other Loans 16,740 10.00 (1,674)
Total $645,784 12.18% ($78,631)
Net Charge Offs Since 12/31/07 6,218
Losses Remaining 11.21% ($72,413)
Equity Impact
Pre-tax, Pre-Provision Earnings Shield - 2.00 Years * $24,000
Reserves above 1.25% 4,675
Pre-Tax Net Gain / (Loss) ($43,738)
After-Tax Net Gain / (Loss) ($28,430)
Required Capital Ratios & Pro Forma Capital Ratios
Tangible Common Equity / Assets 5.22%
Leverage Capital Ratio 6.39
Tier 1 Capital Ratio 8.75
Total Capital Ratio 10.00
.
Capital Needed to Remain Well-Capitalized $11,231

Pre-Tax, Pre-Provision (“PTPP”) Earnings
Pre-Tax, Pre-Provision (“PTPP”) Earnings
PTPP ROAA (%)
PTPP ROAA (%)
PTPP Earnings ($000s)
PTPP Earnings ($000s)
8,599
10,398
8,917
11,052
11,993
5,957
0
3,500
7,000
10,500
14,000
2004 2005 2006 2007 2008 YTD *
1.52 1.52
1.68
1.82
1.35
1.46
0.00
0.60
1.20
1.80
2.40
2004 2005 2006 2007 2008 YTD *
CPBK Peer Average
As
As
peers
peers
are
are
losing
losing
momentum,
momentum,
we
we
believe
believe
CPBK
CPBK
is
is
maintaining
maintaining
its
its
earnings
earnings
power
power
Source: SNL Financial and Company filings.
Data as of 6/30/09.
Peer group includes AMNB, APAB, CFFI, CWBS, CSNT, EVBS, FSBK, MBRG, NKSH, OPOF, PEBK and SAVB.
* Excludes non-recurring items, per Management.

Seasoned management team
Seasoned management team
averaging over 30 years of
averaging over 30 years of
experience
experience
Loan portfolio primarily funded
Loan portfolio primarily funded
with core deposits
with core deposits
Unique fee income avenues
Unique fee income avenues
Strong core earnings
Strong core earnings
Attractive valuation
Attractive valuation
Key Investment Points
Key Investment Points

NAME
CURRENT
POSITION
AGE
YEARS OF
EXPERIENCE
William G. Stevens President / CEO 64 41
R. Wesley Brewer Chief Financial Officer 41 17
S. Hazel Hughes Chief Retail Officer 61 40
Thomas D. Sherard Jr. Chief Loan Officer 54 30
Susan D. Bready Senior Credit Officer 53 32
Average 32
Executive Management
Executive Management

Balance Sheet Growth Balance Sheet Growth Historical Loan Growth Historical Loan Growth 16 615 642 646 574 427 466 0 100 200 300 400 500 600 700 2004 2005 2006 2007 2008 Q2 '09

Loan Portfolio Composition
Loan Portfolio Composition
Loan Portfolio by Type
Loan Portfolio by Type
Loan Portfolio by Market
Loan Portfolio by Market

Greenwood
38%
Other
5%
Midlands
10%
Greenville /
Spartanburg
12%
Anderson
25%
Lowcountry
10%
Commercial
Real Estate
25%
1-4 Family
33%
C&D - Non-
Owner
Occupied
24%
C&D - Owner
Occupied
5%
Commercial &
Industrial
6%
Multifamily
Residential
3%
Consumer &
Other
4%
Source: Company Management.
Data as of 6/30/09.

C&D Portfolio
C&D Portfolio
C&D Portfolio by Type
C&D Portfolio by Type
91% of portfolio is within Company footprint
91% of portfolio is within Company footprint
Residential Land
Development
28%
Comm-Owner
Occupied
6%
Commercial-
Rental
3%
Resident-Rental
10%
Resident-Owner
7%
Commercial
Equipment
1%
Improved Land
11%
Raw Land
6%
Residential Lot
28%

Source: Company Management.
Data as of 6/30/09.

Commercial Non-Owner Occupied
Commercial Non-Owner Occupied
99% of portfolio is within Company footprint
99% of portfolio is within Company footprint
Commercial Non-Owner Occupied
Commercial Non-Owner Occupied
Portfolio by Type
Portfolio by Type
Commercial
Equipment
1%
Commercial-
Rental
77%
Commercial-
Owner
Occupied
16%
Residential Lot
4%
Resident-Rental
2%

Source: Company Management.
Data as of 6/30/09.

Credit Quality
Credit Quality
Net Charge Offs / Avg. Loans (%)
Net Charge Offs / Avg. Loans (%)
NPLs
NPLs
+ 90 / Loans (%)
+ 90 / Loans (%)
0.10
0.24
0.08
2.08
0.07
0.38
0.00
0.70
1.40
2.10
2.80
2004 2005 2006 2007 2008 YTD
CPBK Peer Average
0.55
4.69
4.29
0.50
0.39
0.38
0.00
1.50
3.00
4.50
6.00
2004 2005 2006 2007 2008 YTD
CPBK Peer Average

Source: SNL Financial and Company filings.
Data as of 6/30/09.
Peer group includes AMNB, APAB, CFFI, CWBS, CSNT, EVBS, FSBK, MBRG, NKSH, OPOF, PEBK and SAVB.

Nonperforming Assets
Nonperforming Assets
NPAs
NPAs
by Type
by Type
NPAs
NPAs
by Market
by Market
Anderson
25%
Other
5%
Central
1%
Mecklenburg,
North Carolina
7%
Greenville
34%
Greenwood /
Abbeville
8%
Charleston
16%
Horry County
4%
Resident-Owner
10%
Residential Lot
12%
Developed Lot
36%
Resident-Rental
32%
Comm-Owner
Occupied
1%
Comm-Rental
4%
Land Only
5%

Source: Company Management.
Data as of 6/30/09.

Troubled Asset Disposition
Troubled Asset Disposition
Beginning in April 2008, the Company began holding weekly Task
Force meetings to discuss troubled assets
Task Force is comprised of executive officers, senior lenders, and the troubled asset manager
Sold 10 parcels of ORE for a total of $4.3 million since January 2009
Net proceeds represent 87% of original loan balance
Upstate South Carolina home sales improved
Houses under $300,000 are being sold with little hold time in ORE
Greenville MLS reports an increasing number of home sales for each of the first five months of 2009

Historical Deposit Growth Historical Deposit Growth 23 434 380 487 520 514 569 0 150 300 450 600 2004 2005 2006 2007 2008 Q2 '09

Core Funding
Core Funding
Cost of Funds (%)
Cost of Funds (%)
Deposit Mix
Deposit Mix
Core deposits represent 84.9% of total deposits as of June 30, 2009
Core deposits represent 84.9% of total deposits as of June 30, 2009
Noninterest bearing deposits have increased 53.2% since June 30,
Noninterest bearing deposits have increased 53.2% since June 30,
2008
2008
Wholesale funding has declined 18.1% since June 30, 2008
Wholesale funding has declined 18.1% since June 30, 2008
1.96
2.60
1.43
2.14
3.28
3.67
2.95
3.58
3.15
2.27
1.77
1.00
1.80
2.60
3.40
4.20
2004 2005 2006 2007 2008 YTD
CPBK Peer Average
Noninterest-
Bearing Demand
Deposits
19%
Interest-Bearing
Demand Deposits
11%
Money Market &
Savings Deposits
25%
Brokered
Deposits
8%
Certificates of
Deposit
37%

Source: SNL Financial and Company filings.
Data as of 6/30/09.
Peer group includes AMNB, APAB, CFFI, CWBS, CSNT, EVBS, FSBK, MBRG, NKSH, OPOF, PEBK and SAVB.

Performance Measures
Performance Measures
Efficiency (%)
Efficiency (%)
Net Interest Margin (%)
Net Interest Margin (%)
3.48
3.36
4.18
3.95
3.59
3.52
2.00
2.70
3.40
4.10
4.80
2004 2005 2006 2007 2008 YTD
CPBK Peer Average
63 63
66
62
62
63

2004 2005 2006 2007 2008 YTD *
CPBK Peer Average
25
Source: SNL Financial and Company filings.
Data as of 6/30/09.
Peer group includes AMNB, APAB, CFFI, CWBS, CSNT, EVBS, FSBK, MBRG, NKSH, OPOF, PEBK and SAVB.
* Excludes non-recurring items, per Management.

Unique Source of Income
Unique Source of Income
Assets ($MM)
Assets ($MM)
Fees ($000s)
Fees ($000s)
$123
$154
$201
$160
$168
$160
$216
$275
$236
$271
$0
$125
$250
$375
$500
2005 2006 2007 2008 YTD
Discretionary Non-Discretionary
$1,508
$1,725
$1,590
$1,175
$901
$0
$500
$1,000
$1,500
$2,000
2005 2006 2007 2008 YTD*
26
Source: Company Management.
Data as of 6/30/09.
*Annualized.
Wealth Management

Noninterest Income
Noninterest Income
2004 (6/30 YTD)
2004 (6/30 YTD)
2009 (6/30 YTD)
2009 (6/30 YTD)
27
Fees on Deposit
Accounts
31%
Gains on Sale of
Mortgage Loans
22%
Wealth
Management
20%
Other
27%
Fees on
Deposit
Accounts
48%
Wealth
Management
10%
Gains on Sale
of Mortgage
Loans
19%
Other
23%
Source: Company Management.
Data as of 6/30/09.
Excludes gain on sale of securities
Fee Income

Core franchise with strong pre-tax, pre-provision earnings
Core franchise with strong pre-tax, pre-provision earnings
Diverse sources of income
Diverse sources of income
Experienced management
Experienced management
Attractive valuation
Attractive valuation
All directors and executive officers are participating in the
All directors and executive officers are participating in the offering
offering
Summary
Summary

Community Capital Corporation Community Capital Corporation Rights Offering Rights Offering August 2009 August 2009